EXHIBIT 10.13
                              CONSULTING AGREEMENT


         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of November 29, 2004 by and between Sunset Brands, Inc., a Nevada corporation ("Client"), and Richard Hirsch ("Consultant").

         A. WHEREAS, Consultant has extensive sales, marketing and other experience in the pre-packaged food and beverage industry;

         B. WHEREAS, Client is a public corporation engaged in the business of operating and developing low-carbohydrate and other health-oriented food and beverage products and related businesses;

         C. WHEREAS, the Client deems it to be in its best interest to retain Consultant to render to the Client management consulting and advisory services, and

         D. WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to the Client as hereinafter described on the terms and conditions more fully set forth below.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

         1. CONSULTING SERVICES. The Client hereby retains the Consultant as an independent consultant to the Client and/or any direct or indirect subsidiaries of Client (including, without limitation, Low Carb Creations, Inc.) and the Consultant hereby accepts and agrees to such retention. The Consultant shall personally render to the Client such services as set forth on Exhibit A, attached hereto and by reference incorporated herein. Consultant shall use his commercially reasonable best efforts to conduct his services and affairs in a professional manner and in accordance with good industry practice. Consultant shall devote such time and attention to Client matters as is reasonably requested by the Client in order to assure the timely, professional and successful provision of the services described in Exhibit A. Consultant agrees that during the Term of the engagement contemplated by this Agreement Consultant shall not provide consulting or other services to any other company or entity engaged in the business of manufacturing or selling health-oriented pre-packaged food and beverage products; provided, however, that (i) Client acknowledges and agrees that Consultant owns and operates an existing media consulting and advertising firm (the "Continuing Activities"), and (ii) nothing herein shall be deemed to prohibit Consultant from engaging in the Continuing Activities in a manner consistent with historical practices.

         Consultant hereby represents and warrants to Client that (i) he carries all such professional licenses necessary for Consultant to perform the services and receive the compensation contemplated by this Agreement, and (ii) the execution of this Agreement and performance by Consultant of his obligations hereunder does not violate or constitute a breach by Consultant of any employment or consulting arrangement, or any contract or other agreement to which Consultant or his affiliates may be a party (including, without limitation, any non-competition, non-disclosure, confidentiality or other restrictive covenant).

         2. INDEPENDENT CONTRACTOR. Consultant agrees to perform his consulting duties hereunder as an independent contractor. Nothing contained herein shall be considered to
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create an employer-employee  relationship between the parties to this Agreement.
The Client shall not be liable to third parties for the acts of Consultant or his employees or agents, in performing the consulting duties hereunder. The Client shall not be responsible to make social security, workers' compensation or unemployment insurance payments on behalf of Consultant and/or Consultant's officers, employees, representatives and agents.

         3. TIME, PLACE AND MANNER OF PERFORMANCE. The Consultant shall be available for advice and counsel to the officers and directors of the Client (or any affiliates of Client) at such reasonable times and places as may be requested by the Client. Notwithstanding the foregoing, the Consultant shall (a) not be required to devote more than fifteen (15) hours per week to the business of the Client without the consent of the Consultant; (b) perform services hereunder primarily from his office in New York, New York; and (c) not be required to relocate to the Client's offices.

         4. EFFECTIVE DATE; TERM OF AGREEMENT. Subject to the termination rights contained in Section 7 below, the term of this Agreement (the "Term") shall be for a period of commencing on the date of this Agreement and terminating two (2) years following the date of this Agreement.

         5. COMPENSATION. In full consideration of the services to be provided to the Client by the Consultant as fully set forth in Exhibit A, the Client agrees to compensate Consultant in the manner set forth in Exhibit B. Notwithstanding anything to the contrary contained in this Agreement, in the event any federal or state regulatory authority determines that the compensation payable pursuant to the terms of this Agreement is prohibited by law, Client and Consultant agree to use commercially reasonable efforts to restructure the compensation in such a way as to satisfy all applicable legal requirements.

         6. EXPENSES. Consultant shall be solely responsible for all expenses and disbursements anticipated to be made in connection with his performance under this Agreement; provided, however, that Client shall reimburse Consultant for all expenses and disbursements which are pre-approved in writing by Client and incurred by Consultant in connection with the performance of services to Client.

         7. TERMINATION. Subject to Exhibit B, this Agreement may be terminated by Client or Consultant upon thirty (30) days' prior written notice to the other party.

         8. WORK PRODUCT. It is agreed that all information and materials produced for the Client by Consultant or his agents hereunder shall be the property of the Client, free and clear of all claims thereto by the Consultant, his agents or employees, and the Consultant shall retain no claim of authorship therein, except with respect to any such information and materials produced by Consultant primarily in connection with his Continuing Activities. It is expressly understood that the Consultant has the unlimited right to use such work product during the term of this Agreement but only in connection with the rendering of services to the Client pursuant to the terms hereof.

         9. INDEMNITY BY THE CLIENT. The Client shall protect, defend, indemnify and hold Consultant and his assigns and attorneys, accountants, employees, officer and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character
resulting   from,   relating   to  or  arising   out  of  (a)  the   inaccuracy,
non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client herein; or
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(b) gross negligence, bad faith or willful misconduct of the Client with respect to its actions in connection with the services provided by Consultant.

         10. INDEMNITY BY THE CONSULTANT. The Consultant shall protect, defend, indemnify and hold Client and its assigns and attorneys, accountants, employees, officer and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys' fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Consultant herein; or (b) gross negligence, bad faith or willful misconduct of the Consultant, his agents or employees in the performance of their duties hereunder; provided, that such indemnity shall be limited to the compensation of Consultant pursuant to Exhibit B.

         11. RESTRICTIVE COVENANTS.

                  (a) Except for the Continuing Activities, during the term of this Agreement, Consultant agrees not to, without the prior written consent of the Client, for whatever reason, own, manage, control, operate, invest or acquire an interest in, become employed by, a consultant to, interested in, associated with, or otherwise engaged in, or act on behalf of any trade or business that is in "Competition" (as defined below) with the business conducted by the Client in the United States; provided, that the Consultant may (i) invest in stock, bonds, or other securities of any business that may be in "Competition" (as defined below) with the business conducted by the Client in the United States if (x) such stock, bonds, or other securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (y) the Consultant's investment does not exceed, in the case of any class of the capital stock of any one issuer, 5% of the issued and outstanding shares, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding and (ii) continue to hold his existing interest in Atkin's Nutritionals Inc. or any securities exchanged therefor.

                  (b) The trades, businesses or activities that are or would be in "Competition" with the business of the Client include: (1) the direct or indirect ownership of or other material participation in the design, manufacture, sale or distribution of low-carbohydrate, natural or health-oriented food and beverage products; (2) employment or other engagement in a management or consulting position that includes responsibility for oversight of the design, manufacture, sale or distribution of low-carbohydrate, natural or health-oriented food and beverage products.

                  (c) [Intentionally omitted]














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                  (d) It is  specifically  agreed and understood that because of the nature of the business, the duration and geographic scope of the covenants set forth in this Section 11, and Section 12 and 13 below (collectively, the
"Restrictive  Covenants")  are  reasonable.   However,  in  furtherance  of  the
provisions of such sections, the parties agree that in the event a court should decline to enforce all of the Restrictive Covenants, or any part thereof, the other Restrictive Covenants and the remainder of any of the Restrictive Covenants so impaired shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants or any parts thereof are unenforceable because of the duration or scope thereof, such court shall have the power to reduce the duration or scope, as the case may be and such Restrictive Covenants shall then be enforceable in their reduced form.

         12.      NONSOLICITATION.

                  (a) During the Term and for the one year period following expiration of the Term, Consultant will not, directly or indirectly, (i) employ or retain, or arrange to have any other person or entity recruit, solicit, employ or retain, any person who was employed or retained by the Client as an employee, consultant or agent at any time during the Term; or (ii) influence or attempt to influence any such person to terminate or modify his/her employment arrangement or other relationship with the Client.

                  (b) During the Term and the one year period following expiration of the Term, Consultant will not, directly or indirectly, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Client.

         13.      CONFIDENTIALITY.

                  (a) Consultant recognizes that as a consultant to the Client, Consultant will occupy a position of trust with respect to "Confidential Information." The "Confidential Information" protected by this Section 13 and subsections hereunder means all business information of any nature or in any form not generally known (at the time concerned) to persons engaged in business similar to the business conducted or contemplated by the Client or its direct or indirect subsidiaries (other that by the act or acts of a person not authorized by the Client to disclose such information) and which relates to any aspect of the present or past business of the Client, its subsidiaries or affiliates or any of their predecessors or any of their future plans and strategies. Confidential Information includes, but is not limited to policies, processes, products, reports, analyses, memoranda, component lists, developments, projects, distribution systems, work processes, known-how and other facts relating to sales, advertising, promotions, financial matters, pricing policies and price lists, customers, customer lists, potential purchasers and sellers, customer's purchases or requirements, information systems, corporate policies and other trade secrets. Confidential Information shall not include any information that
(a) is or becomes publicly available through no act or omission of the Consultant; (b) is already in the rightful possession of the Consultant prior to receipt from the Client and without any separate obligation of confidentiality;
(c) can be demonstrated by written records as independently developed by the Consultant without reference to any of the Confidential Information; or (d) is rightfully obtained by the Consultant from a third party without any obligation of confidentiality.

                  (b)  During  the  Term  and  at  all  times  thereafter,   the
Consultant will keep, and will cause his agents, employees and affiliates to keep, all Confidential Information in strictest confidence. Furthermore, without the prior written consent of the Client, unless otherwise required in the performance of Consultant's duties hereunder or ordered by any court of law, Consultant will not divulge Confidential Information to any third party or use it for the benefit of
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Consultant  or any  third  party or for any  purpose  other  than the  exclusive benefit of the Client or its subsidiaries or affiliates.

                  (c) Upon the termination of Consultant's services hereunder for any reason, Consultant, at the expense of the Consultant, will promptly return all Confidential Information to the Client. The material to be returned includes, but is not limited to any and all copies of the records, materials, memoranda and other data constituting or pertaining to the Confidential Information that were prepared by the Client, Consultant or any other person.

                  (d) Consultant agrees that following any termination or cessation of his services under this Agreement, Consultant shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Client or its management or about any product or service provided by the Client, or about the Client's prospects for the future (including any such comments or information with respect to affiliates of the Client) provided, however, that nothing in this Section 13 and subsections thereunder shall be construed to limit Consultant's ability to enforce his rights under this Agreement or to contest any claim made against Consultant under this Agreement. The Client and/or any of its affiliates may seek the assistance, cooperation or testimony of Consultant following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of Consultant and related to Consultant's services to the Client, and in such instance, Consultant shall provide such assistance, cooperation or testimony, and the Client shall pay the Consultant's customary compensation and reasonable costs in connection therewith.

         14. SURVIVAL. Notwithstanding the termination or expiration of this Agreement, the Consultant's obligations under Sections 11, 12 and 13 hereof shall remain in full force and effect for the periods therein provided.

         15. NOTICES. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), faxed (with confirmation received) or sent by a nationally recognized courier service, as follows
(provided that notice of change of address shall be deemed given only when received):

                                    If to the Client, to:

                                    Sunset Brands, Inc.
                                    10990 Wilshire Blvd., Suite 1220
                                    Los Angeles, CA 90024
                                    Attention:  Chief Executive Officer

                                    With a required copy to:

                                    Robert M. Steinberg, Esq.
                                    Jeffer, Mangels, Butler & Marmaro
                                    1900 Avenue of the Stars
                                    7th Floor
                                    Los Angeles, California, 90067


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                                    If to Consultant, to:

                                    Richard Hirsch
                                    100 West 57th Street
                                    Apartment 20H
                                    New York, New York 10019

                                    With a required copy to:

                                    Neil M. Kaufman, Esq.
                                    Davidoff Malito & Hutcher LLP
                                    200 Garden City Plaza
                                    Suite 315
                                    Garden City, New York 11530

or to such other names and addresses as the Client or Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

         16. WAIVER OF BREACH. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

         17. ASSIGNMENT. This Agreement and the rights and obligations of the Consultant hereunder shall not be assignable without the written consent of the Client. Client may assign its rights and obligations hereunder in connection with any merger, reorganization or change of control transaction to which Client or its parent or related entities is a party.

         18. APPLICABLE LAW. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of California and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

         19. ARBITRATION. Any dispute, controversy or claims arising out of, or relating to, this Agreement, or its performance or breach, shall be resolved by binding arbitration in Los Angeles, California under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U. S. C. Sections 1-14 as well as the AAA Rules. The Parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within fifteen (15) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. To the extent permissible, the arbitrator shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrator's decision that includes the legal rationale for the arbitrator's conclusion and the calculations pertinent to any damage award being made by the arbitrator. The arbitrator shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrator's preliminary statement of decision either, in the

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discretion of the  arbitrator,  through  briefs or at a hearing.  The arbitrator shall render a final decision following any such briefing or hearing. The arbitrator shall conduct the arbitration in accordance with the AAA Rules. The arbitrator shall decide the amount and extent of the pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief, including the power to render an award as provided in Rule 43 of the AAA Rules. The arbitrator shall have the power to award the prevailing party its costs and reasonable attorney's fees; provided, however, that the arbitrator shall not award attorneys' fees to a prevailing party if the prevailing party received and rejected a settlement offer unless the arbitrator's award to the prevailing party is greater than such settlement offer without taking into account attorneys' fees in the case of the settlement offer or the arbitrator's award.

         20. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

         21. ENTIRE AGREEMENT; INTERPRETATION. This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understanding, agreements and negotiations between the parties. This Agreement has been jointly negotiated and drafted by the parties hereto and no provision shall be interpreted against the drafting party.

         22. WAIVER AND MODIFICATION. Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto may waive any of his or its rights hereunder without effecting a waiver with respect to any subsequent occurrences or transactions hereof.

         23. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.























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         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.


CLIENT:                                  CONSULTANT:

SUNSET BRANDS, INC.



By: /s/ TODD SANDERS                     /s/ RICHARD HIRSCH
   ---------------------------------     ---------------------------------
      Todd Sanders                       RICHARD HIRSCH
      Title: PRESIDENT AND CEO
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                                    EXHIBIT A



If and when requested by Client, Consultant agrees to provide the following services to Client and such other services related thereto as the Client shall reasonably request:

         1. Consultation with the Client and its affiliates with respect to the operation and management of the business of Client and its affiliates including, without limitation, (i) assisting Client in connection with the design and implementation of sales, marketing and distribution strategies and relationships, (ii) assisting Client in connection with the identification, negotiation and oversight of production, distribution and sales arrangements, and (iii) assisting Client in connection with the formulation of branding strategies;
         2. Assisting Client or its affiliates, agents or representatives in connection with due diligence investigation and analysis relating to any potential acquisitions or dispositions by Client or its affiliates; and

         3. Work with management of Client on key marketing and sales programs to better promote Client and its products and to increase sales.

In addition, Consultant agrees that, upon request by the Client and for no additional consideration (other than customary indemnification arrangement and reimbursement of out-of-pocket expenses relating to attendance at Board meetings), he will serve as a member of the Board of Directors and/or advisory board of Client and/or its affiliates; provided, that Consultant shall receive such additional compensation for such service as other directors or advisory board members, as applicable, may receive in exchange for their services on such board(s).




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                                    EXHIBIT B

         For all services rendered by Consultant under this Agreement, Client shall provide the following compensation to Consultant (the "Compensation"):

         A non-qualified stock option (the "Option") to purchase up to 450,000 shares of common stock of Client at an exercise price of $1.00 per share (subject to customary anti-dilution adjustments). To the extent eligible, the Option will be issued pursuant to the Sunset Brands, Inc. 2004 Stock Incentive Plan. The Option will have a term of five (5) years and shall vest (i) with respect to 100,000 shares upon execution of this Agreement by Client and Consultant, and (ii) with respect to the remaining 350,000 shares, at the rate of 14,585 shares per month commencing on the first monthly anniversary of the effective date of this Agreement and on the same day of each subsequent month. Vesting shall terminate immediately upon termination of the Agreement by either party for any reason, except that if Consultant is terminated at any time after 120 days following the date of this Agreement for reasons other than "cause,", all options shall immediately vest, become exercisable and be non-cancellable. If termination is for "cause" (as defined below), Consultant shall have thirty
(30) days following receipt of written notice from the Client of termination for "cause") to exercise the Option. The Option will provide for customary cashless exercise provisions. Subject to the foregoing, the Option will be evidenced by an option agreement in the Client's customary form (subject to the terms set forth above).

For purposes hereof, "cause" shall include (i) material breach of this Agreement or repeated failure or refusal after opportunity to cure (to the extent curable) by Consultant to render services to the Client in accordance with the
Consultant's obligations under this Agreement; (ii) negligence in the performance of Consultant's duties which results in material harm or prejudice the Client or its affiliates, (iii) the commission by Consultant of any act of fraud or embezzlement against Client or any affiliates thereof, or the commission by Consultant of any other bad faith action which can be reasonably anticipated to materially injure the Client or its affiliates; or (iv) Consultant having been convicted of, or pleading nolo contendere to, a felony involving moral turpitude (other than traffic offenses which do not bring such person or the Client into disgrace or disrepute).



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